Exhibit (d)(2)
CONFIDENTIALITY AGREEMENT
     THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is entered into as of May 3, 2010, by and between American Italian Pasta Company, a Delaware company (the “Company”) and Ralcorp Holdings, Inc., a Missouri company (the “Recipient”).
     WHEREAS, the Company has determined to furnish the Recipient certain Confidential Information (as defined below) relating to the Company for the purpose of facilitating discussions between the Company and the Recipient, assessing a potential transaction with the Company (the “Transaction”), and to comply with the United States Securities and Exchange Commission’s Regulation Fair Disclosure (the “Purpose of Disclosure”), and Recipient is willing to receive this information under the strict obligation of confidentiality and limitations of use described below.
     NOW, THEREFORE, in consideration of the Company’s disclosure of information to the Recipient and the promises set forth below, the parties agree as follows:
     1. Confidential Information. “Confidential Information” as used in this Agreement means all information relating to the Company disclosed to the Recipient by the Company, including without limitation any business, technical, marketing, financial or other information, whether in written, electronic or oral form. Any and all reproductions, copies, notes, summaries, reports, analyses or other material derived by the Recipient or its Representatives (as defined below) in whole or in part from the Confidential Information in whatever form maintained shall be considered part of the Confidential Information itself and shall be treated as such. Confidential Information does not include information that (a) is or becomes part of the public domain other than as a result of disclosure by the Recipient or its Representatives; (b) becomes available to the Recipient on a nonconfidential basis from a source other than the Company, provided that source is not bound with respect to that information by a confidentiality agreement with the Company or is otherwise prohibited from transmitting that information by a contractual, legal or other obligation; (c) can be proven by the Recipient to have been in the Recipient’s possession prior to disclosure of the same by the Company; or (d) is independently developed by the Recipient without reference to or reliance on any of the Company’s Confidential Information.
     2. Representatives and Affiliates. As used in this Agreement, the term “Representatives” means, as to any person, such person’s Affiliates, directors, officers, employees, legal counsel, and financial and accounting advisors and other advisors and no other persons. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, an individual, the media, and any corporation, company, partnership, limited liability company, or other entity, organization, or association. As used in this Agreement, the term “Affiliate” means, with respect to a person, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, “control” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     3. No Disclosure and Limited Use of Confidential Information. The Recipient agrees that it will not use the Confidential Information for purposes other than the Purpose of Disclosure. Except as expressly permitted hereunder, the Recipient shall not disclose the Confidential Information, including the identity of the Company and the fact that information has been provided or discussions are taking place, to any other person and shall use all reasonable efforts to protect the confidentiality of such information. The Recipient agrees to share the Confidential Information only on a need-to-know basis with a limited number of its Representatives who are informed of the confidential nature of the Confidential Information and who agree to keep such information confidential. As a condition to such disclosure, the Recipient must inform such Representative of the confidential nature of the information and will be responsible for any breach of this Agreement by any such Representative. The Recipient shall maintain a record of the Representatives who have been provided with any Confidential Information and what information was provided to them. The Recipient shall notify the Company immediately upon discovery of any loss, unauthorized disclosure or use of the Confidential Information or any other breach of this Agreement by the Recipient or its Representatives. In any such event, the Recipient shall help the Company in every reasonable way to regain possession of the Confidential Information and shall prevent any further unauthorized disclosure or use.
     4. Compelled Disclosure. In the event that the Recipient or any of its Representatives is requested to, or required by, applicable law, judicial or administrative proceeding, governmental or regulatory authority (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of Recipient’s securities are listed or quoted) or by legal process to disclose any Confidential Information, the Recipient must (a) provide the Company prompt notice of each such request so that the Company may seek an appropriate protective order restraining or limiting such compelled disclosure; (b) cooperate with and assist the Company (at the Company’s expense) in resisting, opposing, and limiting such compelled disclosure; (c) disclose only that portion of the Confidential Information that the Recipient’s legal counsel advises is required to be disclosed; (d) use its reasonable efforts to ensure that the Confidential Information is treated confidentially; and (e) provide the Company a copy of any Confidential Information which is being disclosed pursuant to the provisions of this Section 4 prior to disclosing such Confidential Information.
     5. Ownership and Return. All Confidential Information will remain the property of the Company and no right or license is granted to any person with respect to any Confidential Information. At any time upon the request of the Company, the Recipient agrees to (a) immediately return to the Company or destroy all Confidential Information, including copies of the same; and (b) destroy any memoranda, summaries, reports, documents or analyses created by the Recipient or any of its Representatives that contain or are based in any way on the Confidential Information. Within five (5) business days after the Company’s request, the fact of any such destruction must be certified in writing to the Company by the Recipient.

     6. Standstill. For a period of eighteen (18) months from and after the date hereof, the Recipient shall not, and shall cause its Affiliates not to, directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Company:
     (i) acquire, or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any equity or other securities of the Company or any of the assets or businesses of the Company, or any right or option to acquire any of the foregoing (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing;
     (ii) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents with respect to any equity or other securities of the Company with regard to any matter;
     (iii) seek to control or influence the management or the board of directors of the Company, seek or propose to obtain representation or further representation on the board of directors of the Company or any committee thereof, seek to advise, encourage or influence any person with respect to the voting of any equity or other securities of the Company or seek to induce or in any manner assist any other person to initiate any stockholder proposal with respect to any securities of the Company, any change of control of the Company or for the purpose of convening any meeting of stockholders of the Company or to initiate any tender or exchange offer for equity or other securities of the Company;
     (iv) make any public or other announcement, except as required by law, or make any written or oral offer, proposal or inquiry relating to a tender or exchange offer for any equity or other securities of the Company, or any merger, consolidation, business combination or other transaction that would result in a change of control, sale of assets, liquidation or other extraordinary corporate transaction (each such transaction being referred to herein as an “Acquisition”) between the Company and the Recipient and/or any of its Affiliates or take any action which could reasonably be expected to require the Company to make a public announcement regarding any Acquisition or the pursuit of any strategic alternative;
     (v) deposit any equity or other securities of the Company in a voting trust or subject any such securities of the Company to any arrangement or agreement with respect to the voting, ownership or economic interest of any such securities of the Company;
     (vi) form, join or in any way participate in any partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of any equity or other securities of the Company or taking any other actions restricted or prohibited under clauses (i) through (v) of this Section 6; or
     (vii) propose, inquire or otherwise seek to have the Company amend or waive any provision of this Section 6;

provided that the Recipient shall not be precluded from communicating solely and exclusively with the Board of Directors of the Company with respect to a transaction involving the Company or seeking a waiver of any of the provisions of Section 6.
     If the Recipient receives any proposal, inquiry or other communication with respect to any of the foregoing, it shall promptly advise the Company thereof, and inform the Company of the source and details of such proposal, inquiry or communication.
     Notwithstanding the foregoing restrictions in this Section 6, (i) each Party may purchase goods or services of the other Party or submit proposals for the purchase or sale of goods or services to the other Party in the ordinary course of business consistent with past practice and (ii) the limitations and prohibitions on the Recipient set forth in this Section 6 shall no longer apply if, at any time during the eighteen (18) month period, any person, entity or group (x) in any manner acquires or agrees to acquire, directly or indirectly, at least a majority of the outstanding capital stock of the Company; (y) enters into, directly or indirectly, a definitive agreement with the Company providing for any Acquisition involving the Company which, if consummated, would result in the stockholders of the Company immediately prior to the consummation of such transaction ceasing to own at least a majority of the outstanding capital stock of the surviving entity, or would result in all or a substantial portion of the Company’s assets being sold to any person, entity or group; or (z) announces or commences a tender or exchange offer to acquire capital stock of the Company which, if successful, would result in such person, entity or group owning (when combined with any other equity securities owned by such person, entity or group) at least a majority of the then outstanding capital stock of the Company.
     The Recipient hereby represents to the Company that, neither it nor any of its Affiliates owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any equity or other securities issued by the Company as of the date hereof.
     7. Non-Solicitation/No-Hire. The Recipient agrees that for a period of two (2) years from the date hereof, without the Company’s consent, it will not solicit for employment or hire or attempt to solicit for employment or hire any of the Company’s managers or officers (including any manager or officer who is employed by the Company at the time of the execution of this Agreement or at any time during the term of this Agreement) or any other employees of the Company with whom it comes in contact during any discussions with the Company (a “Contacted Employee”), provided that the foregoing shall not preclude the Recipient from hiring any Contacted Employee (which, for clarification purposes, does not include managers or officers of the Company) who is under no restriction regarding such employment and who (a) initiates discussions with the Recipient regarding such employment without any direct or indirect solicitation by the Recipient, (b) has had his or her employment terminated by the Company or its affiliates prior to commencement of employment discussions between the Recipient and such person or (c) responds to any general solicitation placed by the Recipient (including, without limitation, any recruitment efforts conducted by any recruitment agency, provided that neither the Recipient nor any affiliates have directed such recruitment efforts at such person).
     8. Relationship of Parties. No right or license, express or implied, is granted to the Recipient with respect to any Confidential Information. Nothing in this Agreement obligates the

Company to disclose any information relating to the Company to the Recipient or creates an agency or partnership relationship between the Company and the Recipient.
     9. No Representations. The Company makes no representation or warranty, expressed or implied, as to the accuracy or completeness of any information provided to the Recipient, including, without limitation, any forecasts, projections or other forward-looking information, and shall not be liable in any manner for loss or injury resulting from reliance thereon. The Recipient is not entitled to rely on the accuracy or completeness of any Confidential Information.
     10. Securities Laws. The Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
     11. Assignment. The Recipient agrees that the rights and remedies of the Company under this Agreement shall inure to the benefit of, and shall be separately enforceable by, the Company, its Affiliates, and its successors and assigns, including but not limited to any and each successor owner of any of the Confidential Information. The Recipient shall not assign this Agreement without the prior written consent of the Company, which may be withheld arbitrarily by the Company for any reason, except that, without such consent, the Recipient shall cause its obligations under this Agreement to be assumed, either in writing or by operation of law, by any successor (by merger, sale of assets, or otherwise) to the business of the Recipient or of any portion thereof to which any of the Confidential Information has been disclosed. No assignment of this Agreement or of any rights or obligations hereunder shall relieve the Recipient of any of its obligations hereunder.
     12. Injunctive Relief. The Recipient agrees that if it breaches or threatens to breach any provision of this Agreement, the Company will suffer irreparable damages and its remedy at law will be inadequate. Therefore, if the Recipient threatens to or breaches this Agreement, the Company will be entitled, in addition to all other remedies available at law or in equity, to equitable relief, including specific performance and injunctive relief to enforce any provision hereof and to restrain the Recipient from using or disclosing, in whole or in part, directly or indirectly, any Confidential Information. The Recipient also agrees to indemnify and hold the Company harmless from any damages, losses, costs, expenses or liabilities (including, without limitation, legal fees or other costs or expenses of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the Recipient or any Affiliate, including its Representatives, of any Confidential Information or other violation of the terms of this Agreement.
     13. Term. This Agreement will continue in effect for a period of three (3) years from the date hereof.
     14. Miscellaneous. If any one of the provisions contained in this Agreement is found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired by such a finding. No waiver of any provisions of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. A waiver or consent given by either party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. This Agreement contains the entire agreement of the parties, supersedes any and all prior agreements, written or oral, between them relating to the subject matter hereof, and may not be amended unless agreed to in writing by each party. This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Missouri (without regard to its conflict of laws provisions). Each party hereto consents to personal jurisdiction in the State of Missouri and voluntarily submits to the exclusive jurisdiction of the courts of the State of Missouri in any action or proceeding with respect to this Agreement, including the federal district courts located in the State of Missouri. The Recipient agrees that it may be served with process at the address of its corporate headquarters.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

American Italian Pasta Company		Ralcorp Holdings, Inc.
By:	/s/ Robert W. Schuller	By:	/s/ Scott Monette

Name:	Robert W. Schuller	Name:	Scott Monette

Title:	EVP & General Counsel	Title:	Corporate VP